Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated February 20, 2013, except Note 11, as to which the date is March 26, 2013 and except for the retroactive effect of the 1-for-24 reverse stock split as described in Note 1, as to which the date is April 24, 2013, in the Registration Statement Amendment No. 3 on Form S-1 and related Prospectus of Ambit Biosciences Corporation dated May 2, 2013.

/s/ Ernst & Young LLP

San Diego, California

May 1, 2013